RMB INVESTORS TRUST
ADDENDUM TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

    This Addendum (the “Addendum”) to the Fund Administration Servicing Agreement dated December 11, 2017, (the “Agreement”) is entered into by and between RMB Investors Trust (the “Company”) and U.S. Bancorp Fund Services, LLC (“USBFS”).

    WHEREAS, the Company and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission (“SEC”) derivatives compliance services and consequential fees associated with complying with the requirements of the Investment Company Derivatives Risk Management Program rule adopted by the SEC on October 28, 2020 (the “Rule”), including providing access to a third-party web platform for various compliance and reporting functions; and

    WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

    NOW, THEREFORE, the parties agree as follows:

1.The Company shall pay the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform:

Offering	Price per Fund per Month
Limited Derivatives User	$200
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500

The fees will commence on the date the Company begins accessing the third-party web platform; and

2.USBFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and Company access to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule. In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Company further agrees that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

3.Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.

4.This Addendum may be terminated by either party subject to the termination provisions of the Agreement.

5.In the event of termination of this Addendum, Company shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.Company assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for failure to properly access the Platform in the manner prescribed by USBFS, and for the Company’s failure to supply accurate and complete information to USBFS.

7.Company must provide USBFS with such information as is requested by USBFS or Confluence to assist in developing the Confluence Data needed for Company’s obligations under the Rule. Company must provide USBFS with such information as is necessary for USBFS to provide Company with access to the Platform.
8.The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

    IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

RMB INVESTORS TRUST                    U.S. BANCORP FUND SERVICES, LLC

By:    /s/ Laura Flentye                By:    /s/ Jason Hadler

Name:    Laura Flentye                    Name:    Jason Hadler

Title:    Chief Administrative Officer            Title:    Senior Vice President

Date:    December 15, 2022                Date:    December 20, 2022